UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2006

The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE	1-9824	52-2080478
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Q Street
Sacramento, CA 95816
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code (916) 321-1846

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act (l7 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (l7 CFR 240-14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 27, 2006, in light of the Company's merger with Knight-Ridder, Inc., the Company set the specific performance goals and objectives for the named executive officers (other than the Chief Executive Officer) that will be used to determine the amount of the annual cash bonus that may be paid to such executive officers for fiscal 2006 under the Company's Management By Objective Plan. The Company's Compensation Committee designated for each such executive officer a target percentage of the individual's base salary ranging from 40% to 60% (depending on the particular executive). The amount each such executive officer receives will depend upon the Company's achievement of designated earnings per share targets as well as performance goals relating to other corporate results, business unit results and individual performance. Each performance objective is weighted to reflect its relative contribution to specific short-term and long-term financial, strategic and or management practices goals applicable to the executive. To determine the amount of bonus to which any such executive will be entitled, a certain number of points, targeted at 100, will be awarded based on the executive's performance during the year. A percentage of the total points possible, typically not exceeding 10%, is reserved for subjective evaluation. Points will be applied as a percentage to the target percentage of the individual's base salary, as discussed above. In addition, each such executive officer has the opportunity to earn points in excess of 100, based on the financial performance of the Company compared to budgeted goals or, in the case of an executive who oversee operations, the financial performance of those operations compared to budgeted goals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

November 28, 2006	The McClatchy Company
	By:	/s/:Patrick J. Talamantes
Patrick J. Talamantes Vice President and Chief Financial Officer